SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                             FORM S-8

                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933


                       Toll Brothers, Inc.
        (Exact name of issuer as specified in its charter)

           Delaware                            23-2416878
(State or other jurisdiction of            (I.R.S. Employer
 incorporation or organization)                       Identification No.)

3103 Philmont Avenue, Huntingdon Valley, Pennsylvania      19006-4298
(Address of Principal Executive Offices)                   (Zip Code)

         Toll Brothers, Inc. Stock Incentive Plan (1998)
                            (Full Title of the Plan)

                          Robert I. Toll
                      Chairman of the Board
                   and Chief Executive Officer
                       Toll Brothers, Inc.
                       3103 Philmont Avenue
           Huntingdon Valley, Pennsylvania  19006-4298
             (Name and address of agent for service)

                          (215) 938-8000
  (Telephone number, including area code, of agent for service)

                            Copies to:
                     Mark K. Kessler, Esquire
             Wolf, Block, Schorr and Solis-Cohen LLP
                  Twelfth Floor Packard Building
                      111 South 15th Street
                   Philadelphia, PA  19102-2678
                          (215) 977-2576
PAGE
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                 CALCULATION OF REGISTRATION FEE



Title of     Amount to be  Proposed Maximum  Proposed Maximum    Amount of
Securities   Registered    Offering Price    Aggregate Offering  Registration
to be                      Per Share (1)     Price (1)           Fee (1)
Registered

Common Stock,  4,500,000(2)  $26.41          $118,845,000        $35,059.28
par value
$0.01

(1) Calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Registrant's Common Stock on June 16, 1998 as quoted on the New York Stock Exchange.

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.
PAGE

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

  The following documents filed by Toll Brothers, Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the
"Exchange Act"), are incorporated by reference in this Registration
Statement:

  1. The Registrant's Annual Report on Form 10-K for the year ended October 31, 1997.

  2. The Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 1998.

  3. The Registrant's Quarterly Report on Form 10-Q for the quarter ended April 30, 1998.

  4.     The Registrant's Current Report on Form 8-K dated February 25,
1998.

  5. The description of the Registrant's Common Stock contained in its Registration Statement on Form 8-A dated June 19, 1986.

  6. The description of preferred stock purchase rights contained in the Registrant's Registration Statement on Form 8-A dated June 20, 1997.

  All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

  Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference herein modifies or supersedes such earlier statement.

Any statement so modified or superseded shall not be deemed to constitute a part of hereof except as so modified or superseded.

Item 4.  Description of Securities.

  Not applicable.

Item 5.  Interests of Named Experts and Counsel.

  Not applicable.

Item 6.  Indemnification of Directors and Officers.

  For information regarding provisions under which a director or officer of the Registrant may be insured or indemnified in any manner against any liability which he may incur in his capacity as such, reference is made to
Section 145 of the Delaware General Corporation Law, which provides in its entirety as follows:

  "(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

  (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

  (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination,
(1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

  (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

  (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

  (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

  (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

  (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The
Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

  See also Article Six of the Registrant's Certificate of Incorporation, as amended, and Article VII of the Registrant's By-laws, as amended, pursuant to which the Registrant is granted the power to indemnify any director, officer, employee or agent of the Registrant.

  See also Section 2 of the Toll Brothers, Inc. Stock Incentive Plan (1998) (the "Plan"), filed as Exhibit 4 hereto, which provides that in addition to such other rights of indemnification as he may have as a member of the Board of Directors or the Committee (as hereinafter defined), and with respect to administration of the Plan and the granting of Options and Awards under it, each member of the Board of Directors and of the Committee shall be entitled without further act on his part to indemnity from the Registrant for all expenses reasonably incurred by him in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of options or awards under it in which he may be involved by reason of his being or having been a member of the Board of Directors or the Committee. "Committee" is defined in the Plan to mean a committee, composed of two or more members of the Board of Directors, or the Board of Directors in its administrative capacity with respect to the Plan.

Item 7.  Exemption from Registration Claimed.

  Not applicable.


Item 8.  Exhibits.

  The following Exhibits are filed as part of this Registration Statement:

    4         Toll Brothers, Inc. Stock Incentive Plan (1998).

    5         Opinion and Consent of Wolf, Block, Schorr and Solis-Cohen
              LLP.

  23(a)       Consent of independent public accountants, Ernst & Young
              LLP.

 23(b)        Consent of Wolf, Block, Schorr and Solis-Cohen LLP
              (contained in Exhibit 5).

 24 Power of Attorney (included on signature page of this Registration Statement).

Item 9.  Undertakings.

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section
13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                 SIGNATURES AND POWER OF ATTORNEY

  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Lower Moreland, Commonwealth of Pennsylvania, on this
22nd day of June, 1998.

              TOLL BROTHERS, INC.


              By:/s/ Robert I. Toll
                  Robert I. Toll
                  Chairman of the Board of Directors and
                  Chief Executive Officer
PAGE

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert I. Toll, Bruce
E. Toll, Richard J.Braemer, Joel H. Rassman and Joseph R. Sicree, and each of them, the undersigned's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including, without limitation, post-effective amendments to this Registration Statement), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated, on this 22nd day of June, 1998.

Signature                              Title


/s/ Robert I. Toll                     Chairman of the Board, Chief
Robert I. Toll                         Executive Officer and Director
                                       (Principal Executive Officer)


/s/ Bruce E. Toll                      President, Secretary and Director
Bruce E. Toll


/s/ Zvi Barzilay                       Executive Vice President,
Zvi Barzilay                           Chief Operating Officer and Director


/s/ Robert S. Blank                    Director
Robert S. Blank


/s/ Richard J. Braemer                 Director
Richard J. Braemer


/s/ Roger S. Hillas                    Director
Roger S. Hillas

                                       Director
Carl B. Marbach


/s/ Joel H. Rassman                    Senior Vice President, Treasurer,Chief
Joel H. Rassman                        Financial Officer, Director
                                       (Principal Financial Officer)


/s/ Paul Shapiro                       Director
Paul Shapiro


/s/ Joseph R. Sicree                   Chief Accounting Officer
Joseph R. Sicree                       (Principal Accounting Officer)

PAGE

                     TOLL BROTHERS, INC.
                   STOCK INCENTIVE PLAN (1998)


                REGISTRATION STATEMENT ON FORM S-8


                          EXHIBIT INDEX




Exhibit    Document                              Method of Filing
No.

4          Toll Brothers, Inc. Stock Incentive
           Plan (1998).                          Filed electronically herewith.


5          Opinion and Consent of Wolf, Block,
           Schorr and Solis-Cohen LLP.


23(a)      Consent of independent public accountants,
           Ernst & Young LLP.                    Filed electronically herewith.


23(b)      Consent of Wolf, Block, Schorr and
           Solis-Cohen LLP                       Contained in Exhibit 5


24 Power of Attorney (included on signature page of this Registration Statement). Filed electronically herewith.



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